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                                                                   EXHIBIT 15-22

November 13, 2002

The Detroit Edison Company
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Detroit Edison Company and subsidiaries for the three-month and nine-month periods ended September 30, 2002 and 2001, as indicated in our report dated November 4, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statement No. 333-100000 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan